Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact: Robert W. Beard,
                Senior Vice President and Investor Relations Officer
                954-308-4200

SMF ENERGY CORPORATION REPORTS
RESULTS FOR QUARTER ENDED MARCH 31, 2007
AND COMPLETION OF SYSTEM IMPLEMENTATION

CONFERENCE CALL SCHEDULED FOR MAY 17, 2007

Ft. Lauderdale, FL, May 15, 2007 - SMF ENERGY CORPORATION, formerly, STREICHER MOBILE FUELING, INC., (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries, today announced the results for the third quarter ended March 31, 2007, and the completion of the implementation of its new information systems.

The Company incurred a $2.6 million net loss for the third quarter 2007, a $402,000 increase from the $2.2 million for the same period in 2006 primarily resulting from a $508,000 increase in selling, general and administrative expenses. The net loss for the third quarter 2007 and 2006 included non-cash expenses of $1.4 million and $1.2 million, respectively.

The increase in selling, general and administrative expenses included $477,000 in incremental corporate infrastructure costs, including those related to the Company’s completion of the development and implementation of its new fully integrated accounting, operations, internal controls and management information systems. With the now completed integration of the three legacy systems and the development of a strong corporate infrastructure, the Company believes that it has provided the necessary foundation to support the execution of its strategies of acquisition and diversification.

Also impacting the quarterly performance was an increase in interest expense of $118,000, largely the result of a non-cash write-off of unamortized debt discount related to the conversion of $630,000 of senior subordinated debt into common stock. The increases in selling, general and administrative expenses and interest costs were partially offset by a $220,000 increase in gross profit resulting from the emphasis on developing new business with higher overall net margin per gallon contribution.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, for the third quarter 2007 was $(787,000) compared to an EBITDA of $(687,000) for the same period of 2006. The primary reason for the $100,000 decrease was the increase in selling, general and administrative expenses discussed above, partially offset by the $220,000 increase in gross profit.

For the quarter ended March 31, 2007, net margin per gallon was 14.3 cents per gallon compared to 11.0 cents per gallon for the prior year quarter, an increase of 30%. The increase in net margin per gallon was the result of the elimination or reduction of low margin business, including the termination of operations in the Baltimore location and the curtailment of low margin fuel transport services business, as the Company continues to focus on improving net margin contribution from new and existing business.

Net loss for the first nine months of 2007 was $5.0 million compared to $1.7 million for the same period in 2006. The primary reasons for the $3.3 million increase in net loss were higher selling, general and administrative expenses of $2.8 million mainly related to corporate infrastructure costs and public company compliance expenses, an increase in interest expense of $269,000 mainly related to higher line of credit balances to support the businesses acquired in 2005, and a decrease in gross profit of $184,000 resulting from lower sales volumes. The total non-cash expense for the first nine months of 2007 and 2006 was $3.6 million and $2.8 million, respectively.

EBITDA for the first nine months of 2007 was $125,000 compared to $2.5 million for the same period of 2006. The decrease of $2.4 million was primarily due to an increase of $2.4 million in selling, general and administrative expenses, excluding increases in depreciation, amortization and employee stock compensation expense.

For the first nine months of 2007, net margin per gallon was 16.9 cents per gallon compared to 15.7 cents per gallon for the same period of 2006. Again, the increase in net margin per gallon was the result of our focus on increasing our margins by eliminating low contributing business as described above in the three month comparison.

Key developments since our last quarter release include:

•
Strengthening the Company’s balance sheet by $1.5 million which was a 45% increase in stockholder’s equity when compared to second quarter ended December 31, 2007. This increase resulted from raising equity capital and converting debt to equity which was partially offset by the net loss incurred for the third quarter 2007.

•	Raising new equity capital through a $3.3 million private placement of 2.1 million shares of common stock and warrants to purchase an additional 423,800 shares.

•
Converting $932,000 of senior subordinated debt into common stock in March and April 2007 through the exercise of common stock purchase warrants by certain investors, of which $302,000 will be reflected in the fourth quarter 2007 financial results. This debt reduction is in addition to any principal payments during the nine month period and represents a 7.2% decrease from the second quarter of 2007.

•	Amending the Company’s line of credit to extend its maturity date from September 25, 2007 to June 30, 2008, and adding flexibility to the facility by modifying certain financial covenants.

•
The May 2007 sale of 29 pieces of equipment for $1.1 million, realizing a net gain of approximately $321,000, which will be included in our fourth quarter 2007 results. The proceeds of the sale are being used to upgrade the Company’s fleet through the purchase of newer and under warranty equipment thus reducing future repair and maintenance costs. The new equipment is replacement collateral under the Company’s January 2005 senior subordinated notes.

Richard E. Gathright, Chairman, Chief Executive Office and President, said, “While a slowing economy has decreased demand from the industries we serve, the increase in the net margin per gallon reflects our focus on strengthening our business by concentrating on growing our higher margin services and products.” He continued, “The completion of the implementation of our new information systems is a significant milestone. While this project has demanded the attention of management, the dedication of considerable corporate resources and the incurring of substantial costs, the effective utilization of the new systems will enable us to realize economies of scale and eliminate duplicative costs resulting from prior acquisitions. We have concentrated on laying the groundwork for a corporate infrastructure that will now enable us to more efficiently manage our existing business and integrate future acquisitions on an accelerated basis. This infrastructure will support the volume growth via acquisitions that will provide the necessary critical mass to spread our SG&A cost over a higher net margin.” Gathright added, “We are pleased to see the conversion of $932,000 of our senior notes to equity, and we remain focused on continuing the reduction of our debt and its related interest expense.”

SELECTED INCOME STATEMENT AND FINANCIAL DATA

(All amounts in thousands of dollars, except share and volume data) (unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Petroleum product sales and service revenues.	$45,450	$51,806	$152,368	$157,060
Petroleum product taxes	6,367	7,490	19,875	21,408
Total revenues	51,817	59,296	172,243	178,468

Cost of petroleum product sales and service	42,972	49,548	142,658	147,166

Petroleum product taxes	6,367	7,490	19,875	21,408
Total cost of sales	49,339	57,038	162,533	168,574

Gross profit	2,478	2,258	9,710	9,894

Selling, general and administrative expenses	4,077	3,569	11,886	9,109

Operating (loss) income	(1,599)	(1,311)	(2,176)	785

Interest expense	(1,023)	(905)	(2,808)	(2,539)
Interest and other income	4	—	9	11

Loss before income taxes	(2,618)	(2,216)	(4,975)	(1,743)

Income tax expense	—	—	—	—

Net loss	$(2,618)	$(2,216)	$(4,975)	$(1,743)

Basic and diluted net loss per share	$(.23)	$(.23)	$(.46)	$(.18)

Basic and diluted weighted average number of shares outstanding during the period	11,600	9,814	10,867	9,642

EBITDA (non-GAAP measure)	$(787)	$(687)	$125	$2,548

Gallons sold	20,407	24,079	65,221	70,147

Net margin	$2,915	$2,652	$11,026	$11,024

Net margin per gallon (in cents) (1)	14.30	11.00	16.90	15.70

(1)   Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.

Reconciliation of Net Loss to EBITDA (non-GAAP measure):
	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006

Net loss	$(2,618)	$(2,216)	$(4,975)	$(1,743)
Add back:
Interest expense	653	628	1,987	1,746
Non-cash interest expense	370	277	821	793
Depreciation and amortization expense:
Cost of sales	436	394	1,316	1,130
Selling, general and administrative	219	144	672	342
Amortization of employee stock compensation	153	86	304	280
EBITDA	$(787)	$(687)	$125	$2,548

CONDENSED CONSOLIDATED BALANCE SHEET
(All amounts in thousands of dollars)

	3/31/2007	6/30/2006
	(Unaudited)	(Audited)
ASSETS
Current assets	$27,376	$32,182
Property, plant and equipment, net	10,829	11,739
Other assets, net	3,768	4,193
	$41,973	$48,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	28,884	30,884
Long-term debt, net and other liabilities	8,198	11,690
Stockholders’ equity	4,891	5,540
	$41,973	$48,114

CONFERENCE CALL

Management will host a conference call on Thursday, May 17, 2007, at 1:00 P.M. EDT, to further discuss the results of the Company’s third quarter ended March 31, 2007. The conference call will be available via teleconference by dialing 866-356-3093 (domestic) or 617-597-5381 (international), using Pass Code 84874562. There will also be a web-cast over the Internet at www.mobilefueling.com. An audio digital replay of the call will be available from May 17, 2007, at 3:00 P.M. EDT until Midnight EDT on May 24, 2007, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 70733344. A web archive will be available for 30 days at www.mobilefueling.com.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future expansion plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2007, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2006.